Exhibit 99.1

Sovran Self Storage Reports Fourth Quarter Results: Revenues Increase 12.4%

BUFFALO, N.Y.--(BUSINESS WIRE)--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter and year ended December 31, 2007.

Net income available to common shareholders for the fourth quarter of 2007 was $10.7 million or $.50 per diluted share. Net income available to common shareholders for the same period in 2006 was $8.5 million or $.45 per diluted share. Funds from operations per share for the quarter increased 23.6% to $19 million or $.88 per fully diluted common share compared to $.81 per fully diluted share for the quarter ended December 31, 2006. Strong rental rate growth was somewhat offset by the impact of a decline in occupancy in the Company’s Florida markets.

David Rogers, the Company’s Chief Financial Officer, said, “We’ve acquired over 70 stores in the past two years, and we’ve done a great job of merging them into the Uncle Bob’s system. We’re looking forward to growing these and all of our stores in the coming year.”

OPERATIONS:

Total Company net operating income for the fourth quarter grew 14.1% compared with the same quarter in 2006 to $32.6 million. This growth was the result of improved operating performance and the income generated by the 62 stores acquired since mid 2006. Overall average occupancy for the quarter was 82.2% and average rent per square foot for the portfolio was $10.42.

Revenues at the 326 stores owned and/or managed for the entire quarter in both years increased 3.5% over the fourth quarter of 2006, the result of a 4.9% increase in rental rates (offset by a 170 basis point decrease in average occupancy) and a decrease in other income. Same store operating expenses declined 50 basis points primarily as a result of a decrease in fourth quarter property insurance premiums and lower than projected property taxes. As a result, same store net operating income improved by 5.7% over the fourth quarter of 2006. General and administrative expenses rose $448,000 over the same period in 2006; this is primarily due to increased expenses involved in operating 31 more facilities in this year’s fourth quarter.

During the quarter, strong performance was shown at the Company’s Texas, Mississippi and New England stores, as well as those in the Phoenix and Buffalo markets. Stores in Florida, South Carolina and the Washington, DC markets experienced slower than expected growth during the quarter.

On a year over year basis, the Company achieved 3.0% revenue growth at its 285 same store pool. Operating expenses, primarily insurance costs, grew by 3.5%. This resulted in a 2.8% increase in same store net operating income for the full year 2007.

PROPERTIES:

The Company acquired four new stores during the quarter at a total cost of $10.4 million. The facilities are all located in markets where the Company already has a presence – Jackson, MS (2); Houston, TX and Mobile, AL.

In January, 2008, the Company acquired two more facilities in Jackson, MS at a combined cost of $14.3 million. It now operates a total of eight stores in the Jackson area.

The Company continued its program of expanding and enhancing its existing stores in 2007; it expended $24.7 million to add 445,000 sq. ft. of new storage space to 22 stores, and to convert 81,000 sq. ft. to premium storage at 9 others. Projects at 14 additional stores are currently underway to add another 310,000 sq. ft. at an expected cost of $17 million.

CAPITAL TRANSACTIONS:

During the quarter, the Company issued 61,251 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $2.8 million was received, and was used to fund capital improvements.

The Company’s Board of Directors authorized the repurchase of up to two million shares of the Company’s common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company’s stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended December 31, 2007.

YEAR 2008 EARNINGS GUIDANCE:

The Company expects conditions in most of its markets to remain relatively stable, and estimates growth in net operating income on a same store basis to be approximately 3% – 3 ½% for the year.

The Company will continue to expand and improve its existing properties. The projected cost of these revenue enhancing projects is estimated at between $40 and $50 million in 2008, providing for up to 450,000 sq. ft. of additional premium space at as many as 40 stores.

As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2008 guidance, the Company is forecasting accretive acquisitions of $50 million.

Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company’s line of credit, term note borrowings, issuance of common shares in the Company’s Dividend Reinvestment Program and Stock Purchase Programs, and issuance of common or preferred stock. It is possible that the Company may enter into joint venture agreements to secure equity capital for its acquisitions.

General and administrative expenses are expected to increase as the Company adds properties and enters new markets.

At December 31, 2007, all but $106 million of the Company’s debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. Subsequent borrowings that may occur will be pursuant to the Company’s Line of Credit agreement at a floating rate of LIBOR plus 0.9% or pursuant to short term notes of LIBOR plus 1.2%.

Management expects funds from operations for the first quarter of 2008 to be between $.80 and $.83 per share, and between $3.50 and $3.56 per share for the full year 2008.

FORWARD LOOKING STATEMENTS:

When used within this news release, the words “intends,” “believes,” “expects,” “anticipates,” and similar expressions are intended to identify “forward looking statements” within the meaning of that term in Section 27A of the Securities Act of 1933, and in Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company’s ability to evaluate, finance and integrate acquired businesses into the Company’s existing business and operations; the Company’s ability to form joint ventures and sell existing properties to those joint ventures; the Company’s existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company’s outstanding floating rate debt; the regional concentration of the Company’s business may subject it to economic downturns in the states of Florida and Texas; the Company’s ability to effectively compete in the industries in which it does business; the Company’s ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company’s reliance on its call center; the Company’s cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

CONFERENCE CALL:

Sovran Self Storage will hold its Fourth Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Standard Time on Thursday, February 14, 2008. Anyone wishing to listen to the call may access the webcast via the event page at www.unclebobs.com/company/investment. The call will be archived for a period of 90 days after initial airing.

Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT that is in the business of acquiring and managing self-storage facilities. The Company operates 360 self-storage facilities in 22 states under the name “Uncle Bob’s Self Storage”®. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company’s Web site.

SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

	December 31,	December 31,
(dollars in thousands)	2007	2006
Assets
Investment in storage facilities:
Land	$237,836	$208,644
Building, equipment and construction in progress	1,092,803	935,260
	1,330,639	1,143,904
Less: accumulated depreciation	(185,258)	(155,843)
Investment in storage facilities, net	1,145,381	988,061
Cash and cash equivalents	4,010	47,730
Accounts receivable	2,802	2,166
Receivable from related parties	27	37
Prepaid expenses	4,842	5,336
Fair value of interest rate swap agreements	-	2,274
Intangible asset - in-place customer leases (net of accumulated amortization of $3,840)	833	-
Other assets	6,741	7,606
Total Assets	$1,164,636	$1,053,210

Liabilities
Line of credit	$100,000	$-
Term notes	356,000	350,000
Accounts payable and accrued liabilities	23,755	15,358
Deferred revenue	5,647	5,292
Fair value of interest rate swap agreements	1,230	-
Accrued dividends	13,656	12,675
Mortgages payable	110,517	112,027
Total Liabilities	610,805	495,352

Minority interest - Operating Partnership	9,659	10,164
Minority interest - consolidated joint ventures	16,783	16,783

Shareholders' Equity
8.375% Series C Convertible Cumulative Preferred Stock	-	26,613
Common stock	228	216
Additional paid-in capital	654,141	612,738
Dividends in excess of net income	(98,437)	(83,609)
Accumulated other comprehensive income	(1,368)	2,128
Treasury stock at cost	(27,175)	(27,175)
Total Shareholders' Equity	527,389	530,911

Total Liabilities and Shareholders' Equity	$1,164,636	$1,053,210

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	October 1, 2007	October 1, 2006
	to	to
(dollars in thousands, except share data)	December 31, 2007	December 31, 2006

Revenues
Rental income	$48,493	$43,127
Other operating income	1,577	1,431
Total operating revenues	50,070	44,558

Expenses
Property operations and maintenance	13,694	12,119
Real estate taxes	3,797	3,888
General and administrative	4,012	3,564
Depreciation and amortization	7,997	6,985
Amortization of in-place customer leases	492	-
Total operating expenses	29,992	26,556

Income from operations	20,078	18,002

Other income (expense)
Interest expense (including amortization of financing fees of $247 in 2007 and $245 in 2006)	(8,954)	(8,502)
Interest income	140	317
Casualty gain	114	-
Minority interest - Operating Partnership	(202)	(214)
Minority interest - consolidated joint ventures	(462)	(462)
Equity in income of joint ventures	23	24

Net Income	10,737	9,165
Preferred stock dividends	-	(628)
Net income available to common shareholders	$10,737	$8,537

Earnings per common share - basic	$0.50	$0.46

Earnings per common share - diluted	$0.50	$0.45

Common shares used in basic earnings per share calculation	21,535,833	18,728,219

Common shares used in diluted earnings per share calculation	21,575,908	18,809,608

Dividends declared per common share	$0.6300	$0.6200

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	January 1, 2007	January 1, 2006
	to	to
(dollars in thousands, except share data)	December 31, 2007	December 31, 2006

Revenues
Rental income	$187,479	$160,924
Other operating income	6,290	5,371
Total operating revenues	193,769	166,295

Expenses
Property operations and maintenance	52,513	44,034
Real estate taxes	17,467	15,260
General and administrative	15,234	14,095
Depreciation and amortization	30,196	25,347
Amortization of in-place customer leases	3,840	-
Total operating expenses	119,250	98,736

Income from operations	74,519	67,559

Other income (expense)
Interest expense (including amortization of financing fees of $963 in 2007 and $993 in 2006)	(33,861)	(29,494)
Interest income	954	807
Casualty gain	114	-
Minority interest - Operating Partnership	(783)	(905)
Minority interest - consolidated joint ventures	(1,848)	(1,529)
Equity in income of joint ventures	119	172

Net Income	39,214	36,610
Preferred stock dividends	(1,256)	(2,512)
Net income available to common shareholders	$37,958	$34,098

Earnings per common share - basic	$1.81	$1.90

Earnings per common share - diluted	$1.81	$1.89

Common shares used in basic earnings per share calculation	20,954,649	17,951,330

Common shares used in diluted earnings per share calculation	21,003,851	18,021,303

Dividends declared per common share	$2.5000	$2.4700

COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

	October 1, 2007	October 1, 2006
	to	to
(dollars in thousands, except share data)	December 31, 2007	December 31, 2006

Net income	$10,737	$9,165
Minority interest in income	664	676
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	8,489	6,944
Depreciation and amortization from unconsolidated joint ventures	15	20
Casualty gain	(114)	-
Preferred dividends	-	(628)
Funds from operations allocable to minority interest in Operating Partnership	(356)	(359)
Funds from operations allocable to minority interest in consolidated joint ventures	(462)	(462)
Funds from operations available to common shareholders	18,973	15,356
FFO per share - diluted (a)	$0.88	$0.81

Common shares - diluted	21,575,908	18,809,608
Common shares if Series C Preferred Stock is converted	-	920,244
Total shares used in FFO per share calculation (a)	21,575,908	19,729,852

	January 1, 2007	January 1, 2006
	to	to
(dollars in thousands, except share data)	December 31, 2007	December 31, 2006

Net income	$39,214	$36,610
Minority interest in income	2,631	2,434
Depreciation of real estate and amortization of intangible assets exclusive of deferred financing fees	34,036	25,305
Depreciation and amortization from unconsolidated joint ventures	59	168
Casualty gain	(114)	-
Preferred dividends	(1,256)	(2,512)
Funds from operations allocable to minority interest in Operating Partnership	(1,425)	(1,450)
Funds from operations allocable to minority interest in consolidated joint ventures	(1,848)	(1,785)
Funds from operations available to common shareholders	71,297	58,770
FFO per share - diluted (a)	$3.38	$3.23

Common shares - diluted	21,003,851	18,021,303
Common shares if Series C Preferred Stock is converted	480,127	920,244
Total shares used in FFO per share calculation (a)	21,483,978	18,941,547

(1) We believe that Funds from Operations (“FFO”) provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) The Series C Convertible Preferred Shares were converted on July 9, 2007 into 920,244 common shares. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2006. The prorated shares through the conversion date have been added to the diluted shares outstanding to calculate the FFO per share in 2007.

QUARTERLY SAME STORE DATA (2)	October 1, 2007	October 1, 2006
(dollars in thousands)	to December 31, 2007	to December 31, 2006	Percentage Change

Revenues:
Rental income	$44,737	$43,064	3.9%
Other operating income	1,295	1,427	-9.3%
Total operating revenues	46,032	44,491	3.5%

Expenses:
Property operations, maintenance, and real estate taxes	15,891	15,976	-0.5%

Operating income	$30,141	$28,515	5.7%

(2) Includes the 326 stores owned and/or managed by the Company for the entire periods presented.

YEAR TO DATE SAME STORE DATA (3)	January 1, 2007	January 1, 2006
(dollars in thousands)	to December 31, 2007	to December 31, 2006	Percentage Change

Revenues:
Rental income	$156,148	$151,327	3.2%
Other operating income	5,053	5,121	-1.3%
Total operating revenues	161,201	156,448	3.0%

Expenses:
Property operations, maintenance, and real estate taxes	56,759	54,814	3.5%

Operating income	$104,442	$101,634	2.8%

(3) Includes the 285 stores owned and/or managed by the Company for the entire periods presented.

OTHER DATA	Same Store (2)		All Stores
	2007	2006	2007	2006

Weighted average quarterly occupancy	82.8%	84.5%	82.2%	84.5%

Occupancy at December 31	81.9%	83.7%	81.4%	83.7%

Rent per occupied square foot	$10.66	$10.16	$10.42	$10.16

Investment in Storage Facilities:
The following summarizes activity in storage facilities during the twelve months ended December 31, 2007:

Beginning balance	$1,143,904
Property acquisitions	136,653
Improvements and equipment additions:
Dri-guard / climate control installations	2,037
Expansions	22,692
Roofing, paving, painting, and equipment:
Stabilized stores	15,356
Recently acquired and joint venture stores	5,450
Rental trucks	350
Change in construction in progress (Total CIP $13.2 million)	6,621
Dispositions	(2,424)
Storage facilities at cost at period end	$1,330,639

	December 31, 2007	December 31, 2006

Common shares outstanding at December 31	21,676,586	20,443,529
Operating Partnership Units outstanding at December 31	422,726	429,035

CONTACT:
Sovran Self Storage, Inc.
David Rogers, CFO
or
Diane Piegza, VP Corporate Communications
716-633-1850